EXHIBIT 10.1

SECOND AMENDMENT AND LIMITED CONSENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT AND LIMITED CONSENT TO CREDIT AGREEMENT, dated as of the first day of March, 2009 (this “Amendment”), is made among IPC HOLDINGS, LTD., a company organized under the laws of Bermuda (“IPC Holdings”), IPCRe LIMITED, a company organized under the laws of Bermuda (“IPCRe Limited”), Lenders listed on the signature pages hereto, and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and Fronting Bank (the “Administrative Agent”).

RECITALS

A. The Credit Parties, the Lenders party thereto and the Administrative Agent are parties to that certain Credit Agreement dated as of April 13, 2006 (as amended by the First Amendment dated as of January 25, 2008 and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

B. IPC Holdings and Max Capital Group Ltd., a Bermuda company (“Max Capital”) have proposed a business combination (the “Amalgamation”) in which IPC Holdings has formed IPC Limited, a wholly-owned Bermuda Subsidiary (“Amalco Sub”) and, pursuant to the Amalgamation Agreement (as defined below) upon satisfaction of certain conditions precedent, will amalgamate Amalco Sub with Max Capital into Max Holdings Ltd. (“Max Holdings”). Immediately after the amalgamation, IPC Holdings will change its name to Max Capital Group Ltd and will directly own 100% of the equity interests of (i) Max Holdings, (ii) IPCRe Limited and (iii) IPCRe Underwriting Services Limited (“IPC Underwriting”). Max Holdings will own 100% of the equity interests of (i) Max Bermuda, (ii) Max USA Holdings Ltd. (“Max US”), (iii) Max UK Holdings Ltd. (“Max UK”), (iv) Max Managers Ltd. and (v) Max Capital Services Limited.

C. The Credit Parties desire to obtain the consent of the Required Lenders to the Amalgamation prior to the public announcement thereof and to make certain amendments to the Credit Agreement, and the Administrative Agent and the Required Lenders have agreed to make such amendments on the terms and conditions set forth herein. Max Capital is pursuing an amendment of its Credit Agreement (the “Max/BofA Credit Agreement”), dated as of August 7, 2007, among Max Capital, Max Bermuda, the lenders identified therein and Bank of America, N.A. as administrative agent in substantially similar form as this Amendment.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

LIMITED CONSENT

1.1 Subject to the satisfaction of the conditions set forth in Section 3.1 of this Amendment, the undersigned Lenders hereby each offer their limited consent to the Amalgamation until the earlier of the following (each, a “Consent Termination Event”) (i) 5:00 p.m. EDT on November 30, 2009, if the Amalgamation shall not have been consummated and the conditions set forth in Section 3.2 herein shall not have been satisfied by such time; (ii) the date upon which the board of directors of either IPC Holdings or Max Capital shall have withdrawn or modified its approval of the Amalgamation in a manner adverse to the Lenders; (iii) the date upon which IPC Holdings advises the Administrative Agent, or the Administrative Agent otherwise reasonably determines that the Amalgamation Agreement (as defined below) shall have been waived, amended, supplemented or otherwise modified in a manner materially adverse to the Lenders or (iv) the fees and, to the extent invoiced, expenses (including legal fees and expenses) specified in the engagement letter, dated February 26, 2009, among IPC Holdings, Max Capital, Banc of America Securities LLC and Wachovia Capital Markets, LLC have not been paid within two Business Days of the Consent Effective Date.

1.2 Upon the occurrence of any Consent Termination Event, the limited consent set forth in Section 1.1 hereof shall upon written notice of the Administrative Agent to each of IPC Holdings and Max Capital terminate and be of no further force or effect, and all rights and remedies with respect to the matters set forth in Section 1.1 hereof of the Administrative Agent and the Lenders under the Credit Agreement and any other Credit Document shall, without any further action by any person, automatically be reinstated as if the limited consent set forth in Section 1.1 hereof had not become effective; provided that the occurrence of a Consent Termination Event in and of itself shall not constitute a Default or Event of Default under the Credit Agreement. This limited consent shall not constitute or be deemed to be a waiver of, consent to or departure from, any other term or provision in the Credit Agreement, which shall continue in full force and effect, nor shall this limited consent constitute a course of dealing among the parties.

ARTICLE II

AMENDMENTS TO CREDIT AGREEMENT

Effective as of the Amendment Effective Date:

2.1 Amendments to Section 1.1 Consisting of New Definitions. The following definitions are hereby added to Section 1.1 of the Credit Agreement in appropriate alphabetical order:

“Amalco Sub” means IPC Limited, a Bermuda company and Wholly Owned Subsidiary of IPC Holdings.

“Amalgamation” means the amalgamation, pursuant to the Amalgamation Agreement, of Amalco Sub and Max Capital into Max Holdings, with Max Holdings becoming a Wholly Owned Subsidiary of IPC Holdings.

“Amalgamation Agreement” means the Agreement and Plan of Amalgamation, dated as of March 1, 2009, by and among IPC Holdings, Amalco Sub, and Max Capital in the form attached as Annex B to the Second Amendment, as amended, modified, restated or supplemented from time to time in accordance with the terms of the Second Amendment.

“Amalgamation Date” means the date on which (a) the “Closing” under the Amalgamation Agreement occurs, (b) the application for registration of an amalgamated company in connection with the amalgamation of Amalco Sub and Max Capital has been filed with the proper Governmental Authority and (c) the conditions in Article VI of the Amalgamation Agreement have been satisfied.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under which is or should be capitalized on the balance sheet in accordance with GAAP, together with any other lease which is in substance a financing lease, including, without limitation, any lease under which (a) such Person has or will have an option to purchase the property subject thereto at a nominal amount or an amount less than a reasonable estimate of the fair market value of such property as of the date the lease is entered into or (b) the term of the lease approximates or exceeds the expected useful life of the property leased thereunder.

“Change of Control” means (a) any Person or group of Persons acting in concert as a partnership or other group, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of IPC Holdings representing the right to exercise 51% or more of the Total Voting Power of the then outstanding securities of IPC Holdings ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; (b) the Board of Directors of IPC Holdings shall cease to consist of a majority of the individuals who constituted the Board of Directors as of the date hereof or who shall have become a member thereof subsequent to the date hereof after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constituted the Board of Directors of IPC Holdings as of the date hereof (or their replacements approved as herein required); (c) Max Bermuda, IPCRe Limited or Max Holdings ceases to be a Wholly Owned Subsidiary of IPC Holdings (except as permitted hereunder); or (d) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of IPC Holdings, Max Holdings, Max Bermuda or IPCRe Limited (except as permitted hereunder).

“Consolidated Indebtedness to Total Capitalization Ratio” means the ratio of (a) Consolidated Indebtedness to (b) Total Capitalization.

“Contractual Obligation” means, relative to any Person, any obligation, commitment or undertaking under any agreement or other instrument to which such Person is a party or by which it or any of its property is bound or subject.

“Credit Documents” means this Agreement, each Guaranty, the Notes, the Letter of Credit Documents, the Fee Letter, each Security Agreement, all of the other Security Documents, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of any Credit Party with respect to this Agreement, in each case as amended, modified, supplemented or restated from time to time.

“Credit Party” means any Person who executes a Credit Document other than the Administrative Agent, any Issuing Bank or any Lender.

“Debt Rating” has the meaning given to it in the definition of “Applicable Percentage”.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with IPC Holdings or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“IPCRe Subsidiaries” means IPC Re Underwriting Services Limited, a company organized under the laws of Bermuda and IPC Europe Limited, a company organized under the laws of Ireland.

“Material Party” means each of IPC Holdings and each Material Subsidiary.

“Max/BofA Credit Agreement” means the Credit Agreement, dated as of August 7, 2007, among Max Capital, Max Bermuda, the lenders identified therein and Bank of America, N.A. as administrative agent, as amended.

“Max Bermuda” means Max Bermuda Ltd., a Bermuda company.

“Max Capital” means Max Capital Group Ltd., a Bermuda company.

“Max Holdings” means Max Holdings, Ltd., a Bermuda company which resulted from the amalgamation of Amalco Sub and Max Capital Holdings, Ltd.

“Max UK” means Max UK Holdings Ltd. (f/k/a Imagine Group (UK) Limited), a company formed under the laws of England and Wales.

“Max US Holdings” means Max USA Holdings Ltd., a Delaware corporation and a direct, wholly-owned Subsidiary of IPC Holdings.

“Max US Holdings Indenture” means the Indenture dated April 15, 2007 among Max US Holdings, as issuer, Max Capital, as guarantor and The Bank of New York, as trustee, relating to the 7.20% Senior Notes due 2017 as in effect on August 7, 2007.

“MDS” means Max Diversified Strategies Ltd.

“Ordinary Course Litigation” has the meaning given in the BofA/Max Credit Agreement as of the date hereof.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by IPC Holdings or any of its Subsidiaries or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pro Forma Financial Statements” means the pro forma balance sheet and income statement giving effect to the Amalgamation and the transactions contemplated thereby and hereby for the fiscal year ending December 31, 2008 calculated in accordance with Regulation S-X under the Securities Act of 1933, as amended, and the update to such pro forma balance sheet and income statement for the 2009 year to date ending on the last day of the most recent fiscal quarter ending prior to the Amalgamation Date.

“Second Amendment” means the Second Amendment and Limited Consent to Credit Agreement dated as of the first day of March, 2009 among IPC Holdings, IPCRe Limited, the Lenders and the Administrative Agent.

“Total Capitalization” means, as of any date of determination, the sum of (a) Consolidated Net Worth as of such date and (b) Consolidated Indebtedness as of such date.

“Total Return Equity Swap” shall mean (a) the $235,000,000 total return equity swap entered into by Max Bermuda in connection with the common shares of MDS, (b) Indebtedness of Max Bermuda secured by the common shares of MDS which is incurred for the purpose of acquiring assets which qualify to be held in trusts which secure Max Bermuda’s obligations under Reinsurance Agreements and Primary Policies, and (c) any substantially similar financial arrangement or transaction entered into by Max Bermuda.

“Trust Preferred Securities” shall mean any preferred securities offered by a special purpose business trust of which IPC Holdings is the grantor, the proceeds of which are or have been used principally to purchase subordinated debentures issued by IPC Holdings.

2.2 Amendments to Section 1.1 Consisting of Modified Definitions. The following definitions in Section 1.1 of the Credit Agreement are hereby amended in their entirety and read as follows:

“Applicable Percentage” means, for any day, with respect to the (i) Tranche 1 Commitment Fee, (ii) applicable margin to be added to the LIBOR Rate for purposes of determining the Adjusted LIBOR Rate, (iii) applicable margin to added to Base Rate Loans and (iv) Tranche 1 Letter of Credit Fee, the applicable rate per annum set forth below under the caption “Tranche 1 Commitment Fee”, “Applicable Margin for LIBOR Loans/ Tranche 1 Letter of Credit Fee”, and “Applicable Margin for Base Rate Loans”, respectively, in each case based upon IPC Holdings’ non-credit-enhanced, senior unsecured long-term debt rating (the “Debt Rating”) by Moody’s or Standard & Poor’s (in each case based upon the higher of the two ratings):

Level	Standard & Poor’s / Moody’s Rating	Tranche 1 Commitment Fee	Applicable Margin for LIBOR Loans/Tranche 1 Letter of Credit Fee	Applicable Margin for Base Rate Loans
I	A-/A3 or above	0.30%	2.25%	1.25%

II	BBB+/ Baa1	0.40%	2.50%	1.50%

III	BBB/ Baa2	0.50%	3.00%	2.00%

IV	BBB-/ Baa3	0.625%	3.75%	2.75%

V	Less than BBB-/ Baa3	0.75%	4.50%	3.50%

For purposes of the foregoing, (a) if at any time the difference between the Debt Rating by Moody’s and Standard & Poor’s is more than one rating grade, the rating one level below the higher rating will apply, (b) if either Moody’s or Standard & Poor’s shall not have in effect a Debt Rating, then the Applicable Percentage shall be based upon the remaining rating, and (iii) each change in the Applicable Percentage shall be effective as of the date the applicable rating agency first publicly announces any change in its Debt Rating; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, if at any time an Event of Default shall have occurred and be continuing or the Debt Rating is not available from Moody’s and Standard & Poor’s, at all times from and including the date on which such Event of Default occurred or such Debt Rating is not available to the date on which such Event of Default shall have been cured or waived or either Moody’s or Standard & Poor’s shall make publicly available such Debt Rating, each Applicable Percentage shall be determined in accordance with Level V of the above matrix (notwithstanding the actual level).

“Base Rate” means the higher of (i) the per annum interest rate publicly announced from time to time by Wachovia in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its lowest or best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, (ii) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate and (iii) the LIBOR Rate in effect on such date for a one month Interest Period plus 1.0%.

“Base Rate Loan” means, at any time, any Loan that bears interest at such time at the applicable Base Rate plus the Applicable Percentage for Base Rate Loans as in effect at such time.

“Consolidated Indebtedness” means, at any time, the aggregate (without duplication) of all Indebtedness of IPC Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, but excluding the stated amount of all letters of credit to the extent permitted to be issued hereunder but only in each case to the extent such letters of credit are not drawn upon. For the avoidance of doubt, Consolidated Indebtedness shall include that portion of the Trust Preferred Securities which (i) is not included as equity by Standard & Poor’s or (ii) even if included as equity by Standard & Poor’s, exceeds 15% of Total Capitalization.

“Consolidated Net Income” means, for any period, net income (or loss) for IPC Holdings and its Subsidiaries for such period and as reflected on the consolidated financial statements of IPC Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, at any time, (a) the consolidated shareholders’ equity of IPC Holdings and its Subsidiaries determined in accordance with GAAP (but excluding any extraordinary gain realized in connection with the Amalgamation), plus (b) the aggregate outstanding amount of Trust Preferred Securities of IPC Holdings, if any, but only to the extent (i) such amount is included in a determination of the Consolidated Net Worth (as defined in clause (a) above) of IPC Holdings and its Subsidiaries under the applicable procedures and guidelines of Standard & Poor’s and (ii) the amount included as equity does not exceed 15% of Total Capitalization.

“Defaulting Lender” means any Lender, as determined in good faith by the Administrative Agent, that (i) has refused to fund, or otherwise defaulted in the funding of, its Ratable Share of any Borrowing, any L/C Advance or L/C Disbursement required to be funded by it hereunder, (ii) has notified IPC Holdings, the Administrative Agent, the Fronting Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (iii) has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund its

Ratable Share of any Borrowing, any L/C Advance or L/C Disbursement required to be funded by it hereunder, (iv) has failed to pay to the Administrative Agent, Fronting Bank or any Lender when due an amount owed by such Lender pursuant to the terms of this Credit Agreement, unless such amount is subject to a good faith dispute, or (v) (a) has become or is insolvent or has a parent company that has become or is insolvent or (b) has become the subject of a proceeding under any applicable bankruptcy, insolvency or similar law of any jurisdiction now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a proceeding under any applicable bankruptcy, insolvency or similar law of any jurisdiction now or hereafter in effect, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Guarantor” means IPC Holdings, Max Holdings, and if required by the Administrative Agent in its sole discretion, Max Capital and Amalco Sub.

“Guaranty” means the undertakings by IPC Holding under Article XII of the Credit Agreement and with respect to each other Guarantor, the guaranty agreement executed by the other Guarantors in favor of the Administrative Agent and the Lenders, in substantially the form of Exhibit A to the Second Amendment, as amended, modified, restated or supplemented from time to time.

“Indebtedness” means, with respect to any Person, at the time of determination (without duplication), (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, (c) the maximum stated or face amount of all surety bonds, letters of credit and bankers’ acceptances issued or created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business and not past due based on customary practices in the trade), (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all Capital Lease Obligations of such Person, (g) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product, (h) all guarantees or any other direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation of another Person, whether or not contingent, (i) the net termination obligations of such Person under any Hedge Agreements and Total Return Equity Swaps of such Person, calculated as of any date as if such agreement or arrangement were terminated as of such date, and (j) all indebtedness of the types referred to in clauses (a) through (i) above (A) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (B) secured by any Lien on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person, the amount thereof being equal to the value of the property or assets subject to such Lien; provided that Indebtedness shall not include (i) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business, (ii) unsecured current liabilities incurred in the ordinary course of business and paid within 90 days after the due date (unless contested diligently in good faith by appropriate proceedings and, if requested by the Administrative Agent, reserved against in conformity with GAAP) other than liabilities that are for money borrowed or are evidenced by bonds, debentures, notes or other similar instruments (except as described in clause (i) above) or (iii) obligations with respect to Primary Policies and Reinsurance Agreements and obligations related or incidental thereto (other than obligations in respect of letters of credit) which are entered into in the ordinary course of business.

“Material Subsidiary” means each of Max Holdings, Max Bermuda, IPCRe Limited, each Material Insurance Subsidiary, and each other Subsidiary (after elimination of intercompany accounts) whose consolidated gross assets or gross revenues exceed 5% of the consolidated gross assets or gross revenues of IPC Holdings and its Subsidiaries for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1; provided, however that after the Amalgamation Date but prior to the date after the Amalgamation Date on which financial statements are provided as required in Section 6.1, the Pro Forma Financial Statements shall be used.

2.3 Amendments to Section 1.1 Consisting of Deleting Definitions. The following definitions in Section 1.1 of the Credit Agreement are hereby deleted: Permitted Liens and Required Minimum Net Worth.

2.4 Amendment to Section 2.6 (Mandatory Payments and Prepayments). Section 2.6(d) of the Credit Agreement is deleted in its entirety.

2.5 Amendment to Section 2.8 (Interest). Section 2.8(a) is amended in its entirety as follows:

“Subject to the provisions of 2.8(b), each Loan shall bear interest on the outstanding principal amount thereof, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Base Rate plus the Applicable Percentage for Base Rate Loans, as in effect from time to time during such periods as such Loan is a Base Rate Loan, and (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan.”

2.6 Amendment to Section 2.9(e) (Fees). Section 2.9(e) of the Credit Agreement is hereby amended by deleting the figure “0.08%” and substituting therefor the figure “0.20%”.

2.7 Amendment to Section 2.9(f) (Fees). Section 2.9(f) of the Credit Agreement is hereby amended by deleting the figure “0.25%” and substituting therefor the figure “1.00%”.

2.8 Amendment to Section 2.20 (Additional Account Parties). Section 2.20 of the Credit Agreement is hereby amended by deleting the phrase “designate one or more Persons as an additional Account Party” in the first paragraph thereof, substituting therefor the phrase “designate Max Bermuda as an additional Account Party”, deleting all references to “each such Person” and “such Person” therein and substituting therefor “Max Bermuda” and deleting the reference to “no Subsidiary of IPC Holdings” in the final paragraph thereof and substituting therefor “Max Bermuda”.

2.9 Amendment to Section 4.2 (Conditions Precedent to All Credit Extensions). Section 4.2 of the Credit Agreement is hereby amended by (i) deleting the word “and” from the end of clause (d) thereof, (ii) replacing the period at the end of clause (e) thereof with a semicolon and adding the word “and” immediately thereafter, (iii) adding a new clause (f) thereof as follows:

“(f) With respect to the making of any Credit Extension under the Tranche 1 Commitments, the Administrative Agent shall have received satisfactory confirmation from A.M. Best Company that the current Financial Strength Rating of Max Bermuda and IPCRe Limited, individually or on a group basis, is “A-” or better.”

and (iv) the reference in the last paragraph of Section 4.2 to “Section 4.2(e)” shall be changed to refer to “Section 4.2(f).”

2.10 Amendment to Section 4.2(e). Section 4.2(e) of the Credit Agreement is hereby amended in its entirety to read as follows:

“No Default or Event of Default shall have occurred and be continuing on such date and no “Default” or “Event of Default” (as defined therein) shall have occurred and be continuing under the Max/BofA Credit Agreement, both immediately before and after giving effect to such Credit Extension.”

2.11 Amendments to Section 5.12 (Financial Matters). Section 5.12 of the Credit Agreement is hereby amended by adding a new clause (c) thereof:

“The Pro Forma Financial Statements reflect adjustments made on a pro forma basis to give effect to the consummation of the Amalgamation in accordance with Regulation S-X of the Securities Act of 1933. The Pro Forma Financial Statements have been prepared based on stated assumptions made in good faith and having a reasonable basis set forth therein, present fairly in all material respects the consolidated financial condition of IPC Holdings and its Subsidiaries on an unaudited pro forma basis as of the date set forth therein after giving effect to the consummation of the Amalgamation.”

2.12 Amendments to Section 5.13 (ERISA). Section 5.13 of the Credit Agreement is hereby amended in its entirety as follows:

“Each Plan is in compliance with the applicable provisions of ERISA except where the failure to comply would not have a Material Adverse Effect. No Credit Party (a) maintains or administers any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA; (b) maintains or administers any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which IPC Holdings or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions; or (c) has any liability with respect to any matter specified in the foregoing clauses (a) and (b).”

2.13 Amendments to Covenants and Events of Default. Articles VI, VII and VIII and Section 9.1 of the Credit Agreement are hereby amended by substituting Annex A attached hereto therefor.

2.14 Amendment to Section 9.2(c). Section 9.2(c) of the Credit Agreement is hereby amended by deleting the figure “100%” and substituting therefor the figure “102%”.

2.15 Amendments to Schedules. Schedules 1.1(a) (Commitments) and 1.1(b) (Borrowing Base) are hereby amended by substituting Schedules 1.1(a) and 1.(b) attached hereto therefor.

2.16 Amendments to Cross References. The following cross-references in the Credit Agreement are hereby modified as follows:

The reference to “Section 6.10(c)” in the definition of “Borrowing Base Report” is amended to “Section 6.1(c)”.

The references to “Section 9.1(g)” and “Section 9.1(h)” in the definition of “Bankruptcy Event” is amended to “Section 9.1(d)”.

The reference to “Section 9.1(a), Section 9.1(g) or Section 9.1(h)” in Section 2.8(b) is amended to read “Section 9.1(a), Section 9.1(b) or Section 9.1(d)”.

The reference to “Section 9.1(l)” in Section 9.2(b) is amended to “Sections 9.1(n)”.

ARTICLE III

CONDITIONS OF EFFECTIVENESS

3.1 The limited consent set forth in Article I of this Amendment shall become effective as of the date (the “Consent Effective Date”) when, and only when, each of the following conditions precedent shall have been satisfied:

(a) The Administrative Agent shall have received fifteen counterparts of this Amendment executed and delivered by IPC Holdings, IPCRe Limited, the Administrative Agent and the Required Lenders.

(b) The representations and warranties of the Credit Parties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects as of the Consent Effective Date, with the same effect as though made on such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(c) An amendment to the Max/BofA Credit Agreement in substantially the same form as this Amendment has been executed by the applicable obligors, the Administrative Agent and the Required Lenders (as defined in such Credit Agreement) and become effective (subject to Section 3.2(c) below).

(d) No Default or Event of Default has occurred and is continuing or will result from the execution and delivery or effectiveness of this Amendment or the Amalgamation Agreement.

(e) There has not occurred since December 31, 2007 any Material Adverse Effect.

3.2 The amendments set forth in Article II of this Amendment shall become effective as of the date (the “Amendment Effective Date”) when, and only when, each of the following conditions precedent shall have been satisfied:

(a) The Administrative Agent shall have received the following (in such number as the Administrative Agent may deem appropriate):

(i) A Guaranty in substantially the form of Exhibit A to this Amendment executed and delivered by each of IPC Holdings, Max Holdings, and if required by the Administrative Agent in its sole discretion, Max Capital and Amalco Sub pursuant to which such Person guarantees the Obligations under the Credit Agreement;

(ii) Legal opinions of counsel to the Credit Parties (including, without limitation, opinions of New York and Bermuda counsel) as may be reasonably requested by the Administrative Agent;

(iii) A certificate of Responsible Officer of IPC Holdings certifying that after giving effect to the amendments in Article II and filing of the Amalgamation Agreement:

(A) No Default or Event of Default has occurred and is continuing or will result from the execution and delivery or effectiveness of the amendments set forth herein or the Amalgamation;

(B) The representations and warranties of the Credit Parties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects as of the Amendment Effective Date, with the same effect as though made on such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(C) There are no material insurance regulatory proceedings pending or, to the knowledge of such Responsible Officer, threatened against IPC Holdings, Max Holdings or any Insurance Subsidiary in any jurisdiction; and

(D) There has not occurred since December 31, 2008 any Material Adverse Effect;

(iv) A certificate of the secretary or an assistant secretary of each Credit Party (other than Max Holdings), in form and substance reasonably satisfactory to the Administrative Agent, certifying (i) that attached thereto is a true and complete copy of the certificate of incorporation, memorandum of association (or another similar governing document) and all amendments thereto of such Credit Party, certified as of a recent date by the Registrar of Companies for the Bermuda Ministry of Finance, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the Bye-laws or similar governing document of such Credit Party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Credit Party authorizing the execution, delivery and performance of the Credit Documents (and, if applicable, the Amalgamation Agreement) to which such Credit Party is or becomes a party, and as to the incumbency and genuineness of the signature of each officer of such Credit Party executing any such Credit Documents, and attaching all such copies of the documents described above;

(v) A certificate of the secretary or an assistant secretary of Max Holdings, in form and substance reasonably satisfactory to the Administrative Agent, certifying (i) that attached thereto is a true and complete copy of the application for registration of an amalgamated company and resulting memorandum of association of Max Holdings and that the same has been presented for filing with the Registrar of Companies for the Bermuda Ministry of Finance, (ii) that attached thereto is a true and complete copy of the Bye-laws or similar governing document of Max Holdings then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of Max Holdings authorizing the execution, delivery of the Guaranty and the performance of the Guaranty, the Credit Agreement and the other Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of Max Holdings executing the Guaranty or any of the other Credit Documents, and attaching all such copies of the documents described above;

(vi) The Pro Forma Financial Statements and a Compliance Certificate executed by IPC Holdings calculated on a pro forma basis as of the date of the most recent year to date update of the Pro Forma Financial Statements provided after giving effect to the Amalgamation and this Amendment and certifying as to the IPC Holdings Debt Rating and updating the projections if there has been any material change from the projections delivered to the Lenders prior to the date of this Amendment;

(vii) A Borrowing Base Certificate executed by IPCRe Limited calculated as of the close of business one Business Day prior to the Amendment Effective Date giving effect to the Amendments;

(viii) The investment guidelines for IPC Holdings and its Subsidiaries which will be in effect on the Amalgamation Date;

(ix) Satisfactory confirmation from A.M. Best Company that the current Financial Strength Rating of Max Bermuda and IPCRe Limited, either individually or on a group basis, is “A-” (stable) or better; and

(x) True, complete and correct copies of the Amalgamation Agreement which shall be in full force and effect and shall not have been amended in a manner that is materially adverse to the Lenders since the Consent Effective Date except such amendments as have been approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and the other documents required to be executed in connection with the Closing (as defined in the Amalgamation Agreement).

(b) All approvals, permits and consents of any Governmental Authorities (including, without limitation, all relevant Insurance Regulatory Authorities) in each jurisdiction where any of IPC Holdings, Amalco Sub, Max Capital, Max Bermuda, or IPCRe Limited underwrite or engage in material business or of other Persons (the failure of which to obtain would reasonably likely be materially detrimental to the Credit Parties or the Lenders), if any, required in connection with the execution and delivery of the Amalgamation Agreement, this Amendment (including the effectiveness of the amendments herein) and the other Credit Documents and the consummation of the transactions contemplated hereby and thereby shall have been obtained (without the imposition of restrictions or conditions that are materially adverse to the Administrative Agent, the Fronting Bank or the Lenders with respect to the transactions contemplated hereby), and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Administrative Agent shall have received such copies thereof as it shall have reasonably requested; all applicable waiting periods shall have expired or terminated; and no order, injunction or decree shall have been entered by, any Governmental Authority, in each case to enjoin, restrain, restrict, set aside or prohibit, or impose materially adverse conditions upon, the Amalgamation, this Amendment or any of the other Credit Documents or the consummation of the transactions contemplated hereby or thereby.

(c) All conditions precedent to the Closing (as defined in the Amalgamation Agreement) shall have been satisfied or otherwise waived (with the approval of the Administrative Agent), all necessary filings in connection therewith shall have been made, and the Amendment Effective Date will be the same as the Amalgamation Date.

(d) The “Amendment Effective Date” under the Max/BofA Credit Agreement will occur concurrently with the Amendment Effective Date hereunder and either (x) no amendments to other credit facilities of IPC Holdings and its Subsidiaries or Max Capital and its Subsidiaries, as applicable shall be necessary in connection with the consummation of the Amalgamation or (y) if any such amendments are required, such amendments are, or concurrently with the Amendment Effective Date will become, effective.

(e) The Credit Parties shall have provided the Administrative Agent and the Lenders with all necessary information, documents and certificates as the Administrative Agent and the Lenders may reasonably request in order to comply with the Patriot Act and related “Know Your Customer” rules and regulations.

(f) There has not occurred since December 31, 2008 any Material Adverse Effect.

(g) The representations and warranties of the Credit Parties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects as of the Amendment Effective Date, with the same effect as though made on such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(h) No Default or Event of Default has occurred and is continuing or will result from the effectiveness of the Amendments in Article II hereof or the Amalgamation Agreement.

(i) All fees and reasonable expenses of the Administrative Agent (including, without limitation, legal fees and expenses invoiced prior to such date) in connection with the Amendment Effective Date shall have been paid.

(j) A letter from the process agent agreeing to the service of process terms of each Guaranty or other Credit Document requiring the same.

(k) Such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as the Administrative Agent shall have reasonably requested.

ARTICLE IV

CONFIRMATION OF REPRESENTATIONS AND WARRANTIES

Each Credit Party hereby represents and warrants, on and as of the Consent Effective Date and the Amendment Effective Date, that (i) the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the Consent Effective Date and the Amendment Effective Date, both immediately before and after giving effect to this Amendment (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date), (ii) this Amendment has been duly authorized, executed and delivered by such Credit Party and constitutes the legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, (iii) no Default or Event of Default shall have occurred and be continuing on the Consent Effective Date and the Amendment Effective Date, both immediately before and after giving effect to this Amendment, (iv) the Credit Parties have heretofore furnished to the Administrative Agent true and complete copies of the Amalgamation Agreement (including all exhibits and schedules) and all amendments, modifications and waivers relating thereto (collectively, the “Amalgamation Documents”) and (v) as of the Amendment Effective Date, none of the Amalgamation Documents has been amended, modified or supplemented, nor any condition or provision thereof waived, in each case in a manner materially adverse to the Lenders other than as approved by the Administrative Agent, and each such Amalgamation Document is in full force and effect.

ARTICLE V

ACKNOWLEDGEMENT AND CONFIRMATION OF THE CREDIT PARTIES

Each of the Credit Parties hereby confirms and agrees that, after giving effect to this Amendment, the Credit Agreement and the other Credit Documents remain in full force and effect and enforceable against the Credit Parties in accordance with their respective terms and shall not be discharged, diminished, limited or otherwise affected in any respect, and represents and warrants to the Lenders that it has no knowledge of any claims, counterclaims, offsets, or defenses to or with respect to its obligations under the Credit Documents, or if such Credit Party has any such claims, counterclaims, offsets, or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished, and released in consideration of the execution of this Amendment. This acknowledgement and confirmation by the Credit Parties is made and delivered to induce the Administrative Agent and the Lenders to enter into this Amendment, and each of the Credit Parties acknowledges that the Administrative Agent and the Lenders would not enter into this Amendment in the absence of the acknowledgement and confirmation contained herein.

ARTICLE VI

MISCELLANEOUS

6.1 Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

6.2 Full Force and Effect. Except as expressly amended hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the Credit Agreement, “hereinafter,” “hereto,” “hereof,” and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement after amendment by this Amendment. Any reference to the Credit Agreement or any of the other Credit Documents herein or in any such documents shall refer to the Credit Agreement and Credit Documents as amended hereby. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement except as expressly set forth herein. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

6.3 Expenses. All reasonable fees and expenses of counsel to the Administrative Agent, and all reasonable out-of-pocket costs and expenses of the Administrative Agent, in each case, in connection with the preparation, negotiation, execution and delivery of this Amendment and the other Credit Documents delivered in connection herewith shall have been paid.

6.4 Severability. To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

6.5 Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

6.6 Construction. The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

6.7 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.

IPC HOLDINGS, LTD.

By:	/s/ John R. Weale
Name:	John R. Weale
Title:	Executive Vice President and Chief Financial Officer

IPCRe LIMITED

By:	/s/ John R. Weale
Name:	John R. Weale
Title:	Executive Vice President and Chief financial Officer

SIGNATURE PAGE TO

SECOND AMENDMENT AND LIMITED CONSENT TO

CREDIT AGREEMENT

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Fronting Bank and as a Lender

By:	/s/ Karen Hanke
Name:	Karen Hanke
Title:	Director

SIGNATURE PAGE TO

SECOND AMENDMENT AND LIMITED CONSENT TO

CREDIT AGREEMENT

Citibank, N.A.

By:	/s/ Peter C. Bickford
Name:	Peter C. Bickford
Title:	Vice President

ING Bank, N.V., London Branch

By:	/s/ N.J. Marchant	By:	/s/ M.E.R. Sharman
Name:	N.J. Marchant	Name:	M.E.R. Sharman
Title:	Director	Title:	Managing Director

Mizuho Corporate Bank (USA)

By:	/s/ Robert Gallagher
Name:	Robert Gallagher
Title:	Senior Vice President

JPMorgan Chase Bank, N.A.

By:	/s/ Eric O’Rourke
Name:	Eric O’Rourke
Title:	Executive Director

The Bank of New York Mellon

By:	/s/ Michael Pensari
Name:	Michael Pensari
Title:	Authorized Signor

SIGNATURE PAGE TO

SECOND AMENDMENT AND LIMITED CONSENT TO

CREDIT AGREEMENT

Annex A

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder, each of the Credit Parties (solely as to itself and its Subsidiaries) covenants and agrees that it will:

Section 6.1 Reports, Certificates and Other Information. Furnish or cause to be furnished to the Administrative Agent for distribution to the Lenders:

(a)	GAAP Financial Statements:

(i) Within 45 days (or, if earlier and if applicable to IPC Holdings, the fifth Business Day following the quarterly report deadline under the Exchange Act rules and regulations) after the close of each of the first three fiscal quarters of each fiscal year, beginning with the first fiscal quarter ending after the Amalgamation Date, (A) the unaudited consolidated balance sheets of Max Bermuda and its Subsidiaries, as of the close of such quarter and the related statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) and accompanied by the certification of a Responsible Officer of Max Bermuda that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) the consolidated results of operations and cash flows of Max Bermuda and its Subsidiaries as at the end of such fiscal quarter and for that portion of the fiscal year then ended; and (B) the unaudited consolidated balance sheets of IPC Holdings and its Subsidiaries, as of the close of such quarter and the related statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) and accompanied by the certification of a Responsible Officer of IPC Holdings that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) the consolidated results of operations and cash flows of IPC Holdings and its Subsidiaries as at the end of such fiscal quarter and for that portion of the fiscal year then ended in each case applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter.

(ii) Within 90 days (or, if earlier and if applicable to IPC Holdings, the fifth Business Day following the annual report deadline under the Exchange Act rules and

Annex A-1

regulations) after the close of each fiscal year beginning with fiscal year ending December 31, 2009, (A) the unaudited consolidated financial statements of Max Bermuda and its Subsidiaries consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP (subject to the absence of notes required by GAAP), and accompanied by the certification of a Responsible Officer of Max Bermuda that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP (subject to the absence of notes required by GAAP) the consolidated results of operations and cash flows of Max Bermuda and its Subsidiaries as at the end of such fiscal year and for the period then ended; and (B) the annual audited financial statements of IPC Holdings and its Subsidiaries consisting of consolidated and consolidating balance sheets and consolidated and consolidating statements of income and retained earnings and cash flows setting forth in comparative form in each case the figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP, certified without material qualification by KPMG or any other firm of independent certified public accountants of recognized national standing selected by IPC Holdings and reasonably acceptable to the Required Lenders that all such financial statements are complete and correct and present fairly, in all material respects, in accordance with GAAP the financial position and the results of operations and cash flows of IPC Holdings as at the end of such year and for the period then ended.

(b) SAP Financial Statements. As soon as available and in any event within five Business Days after the required filing date, the Annual Statement (and, if filed, the quarterly SAP statement) of each Material Insurance Subsidiary as of the end of each fiscal year beginning with the fiscal year ending December 31, 2008 (or, with respect to any quarterly SAP statement which is filed, beginning with the fiscal quarter ended June 30, 2009) required to be delivered to the applicable Insurance Regulatory Authority by such Material Insurance Subsidiary.

(c) Borrowing Base Certificate. Deliver or cause to be delivered to the Administrative Agent a certificate executed by an Authorized Officer of each Account Party, in the form of Exhibit H or otherwise in a form reasonably satisfactory to the Administrative Agent (which form may vary depending on the frequency of the delivery of such certificate and subject to the review and verification by the Administrative Agent), setting forth the aggregate Tranche 2 Letter of Credit Exposure attributable to such Account Party, the fair market value of the Eligible Collateral by category and in the aggregate, the calculation of the Borrowing Base and such other information as the Administrative Agent may reasonably request (such certificate, a “Borrowing Base Report”), (A) on the Business Day immediately preceding the proposed date of Issuance of a Tranche 2 Letter of Credit, (B) within 10 Business Days after the end of each calendar month, (C) at and as of such other times as the Administrative Agent may reasonably request and (D) at such other times as the Account Parties may desire.

(d) SEC Filings, etc. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of IPC Holdings or any of its Material Subsidiaries, except any stockholder reports prepared internally for Subsidiaries (and not for the use of or distribution to third parties), (other than notices given pursuant to the management rights letter agreements between IPC Holdings and

Annex A-2

certain shareholders), and copies of all annual, regular, periodic and special reports and registration statements which IPC Holdings or any of its Material Subsidiaries may file or be required to file with the SEC under Section 13 or 15 of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(e) Additional Borrowing Base Certificates. Promptly, at the request of the Administrative Agent, a Borrowing Base Certificate for any given Business Day executed by a Responsible Officer of the applicable Account Party.

(f) Notice of Default, etc. Promptly after (and in any event within three Business Days after) a Responsible Officer of IPC Holdings or any other Credit Party knows or has reason to know of the existence of any Default, Event of Default, or any development or other information which would have a Material Adverse Effect, telephonic or telegraphic notice specifying the nature of such Default, Event of Default or development or information, including the anticipated effect thereof, the period of existence thereof and the action IPC Holdings or such other Credit Party has taken and proposes to take with respect thereto which notice shall be promptly confirmed in writing within two (2) Business Days.

(g) Other Information. Promptly after (and in any event within five Business Days after) receipt of, filing of, or any Responsible Officer of IPC Holdings or any other Credit Party obtaining knowledge of, to the extent permitted under applicable law and by the applicable Governmental Authorities:

(i) Copies of any financial examination reports by a Governmental Authority with respect to any Material Insurance Subsidiary relating to the insurance business of such Material Insurance Subsidiary (when, and if, prepared); provided, the Credit Parties shall only be required to deliver any interim report hereunder at such time as such Credit Party has knowledge that a final report will not be issued and delivered to the Administrative Agent within 90 days of any such interim report.

(ii) Copies of all filings (other than nonmaterial filings) with Governmental Authorities by any Material Insurance Subsidiary, including, without limitation, filings which seek approval of Governmental Authorities with respect to transactions between any Credit Party or any Material Insurance Subsidiary and its Affiliates.

(iii) Notice of proposed or actual suspension, termination or revocation of any material license of any Material Insurance Subsidiary by any Governmental Authority or of receipt of notice from any Governmental Authority notifying IPC Holdings, Max Holdings or any Material Insurance Subsidiary of a hearing relating to such a suspension, termination or revocation, including any request by a Governmental Authority which commits IPC Holdings, Max Holdings or any Material Insurance Subsidiary to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of IPC Holdings, Max Holdings or any Material Insurance Subsidiary to conduct its business.

(iv) Notice of any pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Governmental Authority concerning the business, practices or operations of IPC Holdings, Max Holdings or any Material Insurance Subsidiary.

Annex A-3

(v) Notice of any actual or, to the knowledge of any Credit Party, proposed material changes in any Requirements of Law governing the investment or dividend practices of any Material Insurance Subsidiary that could reasonably be expected to adversely affect any Material Insurance Subsidiary in any material respect.

(vi) Notice of any material change in accounting policies or financial reporting practices by IPC Holdings or any other Material Party, except as may be required or permitted by GAAP or SAP, as applicable.

(vii) The occurrence of any decrease or increase in (w) IPC Holdings Debt Rating, (y) the rating given by either Standard & Poor’s or Moody’s with respect to Max Bermuda’s or IPCRe Limited’s claims paying ability or Financial Strength Rating or (z) the Financial Strength Rating given to Max Bermuda or IPCRe Limited by A.M. Best Company.

(viii) Any material contribution that is required to be made with respect to a Foreign Pension Plan has not been timely made, or that IPC Holdings or any Subsidiary of IPC Holdings may incur any material liability pursuant to any Foreign Pension Plan.

(h) Compliance Certificates. Concurrently with the delivery to the Administrative Agent of the GAAP financial statements under Sections 6.1(a)(i) and 6.1(a)(ii) for each fiscal quarter and fiscal year of IPC Holdings, and at any other time no later than ten (10) Business Days following a written request of the Administrative Agent, a duly completed Compliance Certificate, signed by the chief executive officer, chief financial officer, chief risk officer or chief operating officer of IPC Holdings, together with a copy of the most recent investment guidelines approved by the board of directors (or a committee thereof) of IPC Holdings.

(i) Notice of Litigation, etc. Promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by IPC Holdings or other Credit Party with respect thereto: (i) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding which could, if adversely determined, be reasonably expected to have a Material Adverse Effect and which is not Ordinary Course Litigation, (ii) the institution of, or any adverse determination in, any litigation or arbitration proceeding with respect to a Reinsurance Agreement or Primary Policy issued by an Insurance Subsidiary involving unreserved claims in excess of 10% of Consolidated Net Worth, (iii) the commencement of any dispute which could reasonably be expected to lead to the modification, transfer, revocation, suspension or termination of this Agreement or any Credit Document or (iv) any event which could be reasonably expected to have a Material Adverse Effect.

(j) Other Information. From time to time such other information concerning IPC Holdings and its Subsidiaries as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

Annex A-4

Documents required to be delivered pursuant to this Section 6.1 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date, at IPC Holdings’s option, (i) on which IPC Holdings provides notice to the Administrative Agent and Lenders that such information has been posted on the internet at a website specified in such notice to which each of the Administrative Agent and the Lenders has access without charge; or (ii) on which such documents are posted on IPC Holdings’s behalf on SyndTrak or another similar secure electronic system, if any, to which each of the Administrative Agent and each Lender has access; provided that (x) upon the request of the Administrative Agent or any Lender lacking access to the internet or SyndTrak, IPC Holdings shall deliver paper copies of such documents to the Administrative Agent or such Lender (until a written request to cease delivering paper copies is given by the Agent or such Lender) and (y) IPC Holdings shall notify (which may be by a facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any documents. The Administrative Agent shall have no obligation to request the delivery of, or to maintain copies of, the documents referred to in the proviso to the immediately preceding sentence or to monitor compliance by IPC Holdings with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.2 Corporate Existence, Foreign Qualification; Permits. Do and cause to be done at all times all things necessary to (a) maintain and preserve in full force and effect the legal existence of IPC Holdings and each of its Material Subsidiaries except as expressly permitted otherwise by Section 8.1, (b) obtain, maintain and preserve in full force and effect all other rights, franchises, Licenses, permits, certifications, approvals and authorizations required by Governmental Authorities for each of IPC Holdings and each of its Material Subsidiaries and necessary to the ownership, occupation or use of its respective properties or the conduct of its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) continue to conduct and operate its businesses substantially as presently conducted and operated on the Amalgamation Date.

Section 6.3 Books, Records and Inspections. (a) Maintain, and cause its Subsidiaries to maintain materially complete and accurate books and records in accordance with GAAP or SAP, as applicable, (b) permit access at reasonable times by the Administrative Agent and its designated representatives to its books and records, (c) permit the Administrative Agent or its designated representative to inspect at reasonable times its properties and operations, and (d) permit the Administrative Agent or its designated representatives to discuss its business, operations and financial condition with its officers and its independent accountants (and by this provision IPC Holdings authorizes such accountants to discuss the finances and affairs of IPC Holdings and its Subsidiaries). Following the occurrence and during the continuance of an Event of Default, any of the Lenders and any of the Administrative Agent’s or any of the Lenders’ employees, agents, consultants or attorneys, may accompany the Administrative Agent on such visits, inspections or discussions.

Section 6.4 Insurance. Maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is required by law.

Annex A-5

Section 6.5 Taxes and Liabilities. Pay, and cause each Subsidiary to pay, when due all material taxes, assessments and other material liabilities except as contested in good faith and by appropriate proceedings with respect to which reserves have been established, and are being maintained, in accordance with GAAP if and so long as such contest could not reasonably be expected to have a Material Adverse Effect.

Section 6.6 Compliance with Laws and Contractual Obligations. Comply, and cause each Subsidiary to comply (a) with all federal and local laws, rules and regulations related to its businesses (including, without limitation, the establishment of all insurance reserves required to be established under SAP and applicable laws restricting the investments of Insurance Subsidiaries), and (b) with all Contractual Obligations binding upon it, except in each case, where failure to so comply would not in the aggregate have a Material Adverse Effect.

Section 6.7 Further Assurances. Each Credit Party will, and will cause each of their respective Material Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other reasonable actions, as may from time to time be reasonably requested by the Administrative Agent or the Required Lenders to perfect and maintain the validity and priority of the Liens granted pursuant to the Security Documents and to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Credit Documents.

Section 6.8 Dividends. Take all action (to the maximum extent permitted by applicable law) necessary to cause its Subsidiaries to make such dividends, distributions or other payments to it as shall be necessary for each Account Party to make payments of its Reimbursement Obligations and, in the case of IPC Holdings, the principal of and interest on its Loans in accordance with the terms of this Agreement. In the event the approval of any Governmental Authority or other Person is required in order for any such Subsidiary to make any such dividends, distributions or other payments to such Credit Party, or for such Credit Party to make any such payments, such Credit Party will promptly exercise its reasonable best efforts and take all reasonable actions permitted by law necessary to obtain such approval. Section 6.9 OFAC; PATRIOT Act Compliance. In each case only if and to the extent that it is subject to OFAC will, and will cause each of its Subsidiaries that it is so subject to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

Section 6.10 Collateral. (a) Pursuant to the Security Documents and as collateral security for the payment and performance of its Tranche 2 Obligations, each Account Party shall grant and convey, or cause to be granted and conveyed, to the Administrative Agent for its benefit and the benefit of the Tranche 2 Lenders, a Lien and security interest in, to and upon the Collateral, prior and superior to all other Liens. Each Account Party shall cause the Collateral to be charged or pledged and be made subject to the Security Documents (in form and substance reasonably acceptable to the Administrative Agent) necessary for the perfection of the Lien and security interest in, to and upon the Collateral and for the exercise by the Administrative Agent and the Tranche 2 Lenders of their rights and remedies hereunder and thereunder.

Annex A-6

(b) Each Account Party shall at all times cause its respective Borrowing Base to equal or exceed the sum of the aggregate principal amount of Tranche 2 Letter of Credit Exposure attributable to such Account Party at such time; provided, however, no Default or Event of Default shall occur under this Section 6.10(b) unless such deficiency exists for a period of 5 Business Days.

(c) Upon request of the Administrative Agent, each Account Party shall use all commercially reasonable efforts to cause the Custodian to provide to the Administrative Agent, in a manner consistent with the terms of the applicable Account Control Agreement information with respect to each Custodial Account, in a format to be agreed by the Administrative Agent (acting reasonably), which information shall provide, without limitation, a detailed list of the assets in each Custodial Account, (including the amount of cash and a detailed description of the Eligible Collateral (including a breakdown listing the name of each issuer, and the number held by such issuer)), the market value of those assets and the pricing source of such valuation.

(d) So long as no Default or Event of Default has occurred and is continuing, any Account Party may on any Business Day deliver to the Administrative Agent a request to transfer Collateral from one or more of its existing Custodial Accounts to a new Custodial Account by delivering in writing to the Administrative Agent a request in writing and the Administrative Agent shall have received the following:

(i) counterparts of a new Security Agreement duly executed by such Account Party and counterparts of an Account Control Agreement duly executed by such Account Party and the applicable Custodian, and such new Security Documents shall be in full force and effect;

(ii) a copy of the executed Custody Agreement between such Account Party and the applicable Custodian which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(iii) all documents and instruments required by law in each applicable jurisdiction or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under such new Security Agreement;

(iv) certified reports from an independent search service satisfactory to the Administrative Agent listing any judgment or tax lien filing or Uniform Commercial Code financing statement or similar notice regarding the existence of any Lien that names such Account Party as debtor or chargor in any of the jurisdictions requested to be searched by the Administrative Agent and the results thereof shall be reasonably satisfactory to the Administrative Agent;

(v) legal opinions, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders, which opinions shall cover the enforceability of such new Security Documents, the creation and perfection of the security interest created thereby and such other matters reasonably requested by the Administrative Agent;

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(vi) a certificate, signed by an authorized officer of such Account Party, in form and substance reasonably satisfactory to the Administrative Agent, certifying that after giving effect to such transfer of Collateral that the Security Documents then in effect create a valid and enforceable security interest in and Lien upon all right, title and interest of such Account Party in and to the Collateral purported to be pledged by it thereunder and described therein, superior to and prior to the rights of all third persons and subject to no other Liens except as specifically permitted therein and that no filings or recordings are required in order to ensure the enforceability, perfection or priority of the security interests created under such Security Documents, except for filings or recordings which shall have been previously made; and

(vi) such other documents, certificates, opinions, and instruments in connection with such transfer of Collateral as the Administrative Agent shall have reasonably requested.

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ARTICLE VII

FINANCIAL COVENANTS

Until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder, each of the Credit Parties (solely as to itself and its Subsidiaries) covenants and agrees that:

Section 7.1 Maximum Consolidated Indebtedness to Total Capitalization.

The ratio of Consolidated Indebtedness to Total Capitalization shall at all times not be greater than 0.30 to 1.0. For purposes of determining the Consolidated Indebtedness to Total Capitalization Ratio, only that portion of the Total Return Equity Swaps, including notional value additions, which is treated as indebtedness by A.M. Best Company will be included as Indebtedness. As of the date of the Second Amendment, A.M. Best Company treated 0% of the existing Total Return Equity Swap as Indebtedness.

Section 7.2 Minimum Consolidated Net Worth.

Consolidated Net Worth shall be at all times an amount not less than the sum of (x) an amount equal to the Minimum Net Worth plus (y) 25% of Consolidated Net Income for each Fiscal Quarter (beginning with the Fiscal Quarter ended after the date of the Pro Forma Financial Statements) for which Consolidated Net Income (measured at the end of each such Fiscal Year) is a positive amount plus (z) 50% of the aggregate increases in shareholders’ equity of IPC Holdings after the date of the Pro Forma Financial Statements by reason of the issuance or sale of Equity Interests of IPC Holdings or any of its Subsidiaries or other capital contribution to IPC Holdings. The initial Minimum Net Worth shall be 75% of the Consolidated Net Worth shown on the Pro Forma Financial Statements. On the date that financial statements are delivered pursuant to Section 6.1(a)(ii), the Minimum Net Worth will be recalculated to be the greater of (x) the required Minimum Net Worth as of the first day of the previous Fiscal Year and (y) 70% of the Consolidated Net Worth as of such Fiscal Year end.

ARTICLE VIII

NEGATIVE COVENANTS

Until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder, each of the Credit Parties covenants and agrees that it will:

Section 8.1 Mergers, Consolidations and Sales. Not, and not permit any Subsidiary to, (a) merge, amalgamate or consolidate, provided that (i) Max Holdings may merge, amalgamate or consolidate with IPC Holdings so long as (y) the Administrative Agent shall have received such documents, certificates and opinions in connection with such merger, amalgamation or consolidation affirming the effectiveness of the Credit Agreement and the other Credit

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Documents and the liability of the merged, amalgamated or consolidated company for the obligations of each of IPC Holdings and Max Holdings hereunder and thereunder as it shall have reasonably requested and (z) immediately before and after giving effect thereto, no Default or Event of Default would occur or exist, (ii) any Wholly Owned Subsidiary (other than Max Holdings) may merge, amalgamate or consolidate with another Wholly Owned Subsidiary so long as (w) if structured as a merger and a Credit Party is a party thereto, such Credit Party is the surviving entity, (x) the Administrative Agent shall be satisfied with the corporate and capital structure and management of IPC Holdings and its Subsidiaries after giving effect to such merger, amalgamation or consolidation, (y) the Administrative Agent shall have received such documents, certificates and opinions in connection with such merger, amalgamation or consolidation affirming the effectiveness of the Credit Agreement and the other Credit Documents and the liability of the Credit Parties for the Obligations as it shall have reasonably requested and (z) immediately before and after giving effect thereto, no Default or Event of Default would occur or exist; and (iii) any Subsidiary (other than a Credit Party) may merge, amalgamate or consolidate with one or more other Subsidiaries (other than a Credit Party), provided that, if either such Subsidiary is a Wholly-Owned Subsidiary, the surviving Person shall, after giving effect to such merger, amalgamation or consolidation, be a Wholly-Owned Subsidiary; (b) make any Acquisition, provided that IPC Holdings or any of its Subsidiaries may make any Acquisition so long as (A) no Default or Event of Default has occurred and is continuing or would result from such Acquisition, (B) prior to the closing of such Acquisition, IPC Holdings shall provide the Lenders with a pro forma Compliance Certificate giving effect to such Acquisition, (C) the Administrative Agent shall be satisfied with the corporate and capital structure and management of IPC Holdings and its Subsidiaries after giving effect to such Acquisition and (D) the aggregate consideration to be paid by IPC Holdings or such Subsidiary in connection therewith shall not exceed $250,000,000, and together with the aggregate consideration paid by IPC Holdings and its Subsidiaries in connection with each other Acquisition permitted by this Section 8.1 after the Amalgamation Date shall not exceed $500,000,000; or (c) sell, transfer, convey or lease all or any portion of its assets, other than (i) any sale, transfer, conveyance or lease in the ordinary course of business, (ii) any sale or assignment of receivables, (iii) any sale, transfer, conveyance or lease not in the ordinary course of business provided the aggregate fair market value of all such sales, transfers, conveyances or leases after the Amalgamation Date does not exceed $100,000,000, (iv) any sale, transfer, conveyance or lease by any Subsidiary of a Credit Party to such Credit Party or to a Wholly Owned Subsidiary of such Credit Party and any sale, transfer, conveyance or lease by Max Bermuda to IPCRe Limited or by IPCRe Limited to Max Bermuda, and (v) Total Return Equity Swaps permitted under Section 8.2(b)(v). Notwithstanding the foregoing, (w) Max US Holdings may merge or consolidate with, purchase or otherwise acquire assets from and transfer assets to, any of its Subsidiaries; (x) any Subsidiary of Max US Holdings may merge or consolidate with, purchase or otherwise acquire assets from and transfer assets to, Max US Holdings or any other Subsidiary of Max US Holdings; (y) Max UK may merge or consolidate with, purchase or otherwise acquire assets from and transfer assets to, any of its Subsidiaries; and (z) any Subsidiary of Max UK may merge or consolidate with, purchase or otherwise acquire assets from, and transfer assets to Max UK or any other Subsidiary of Max UK.

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Section 8.2 Indebtedness.

(a) Not permit IPC Holdings or Max Holdings to create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for (i) the Obligations; (ii) Indebtedness in connection with letters of credit; and (iii) other Indebtedness which is either incurred in connection with any Lien permitted under Section 8.3 or pari passu in right of payment with, or subordinated in right of payment to, the Obligations, so long as upon the incurrence thereof no Default or Event of Default would occur or exist.

(b) Not permit any Subsidiary (excluding Max Holdings) to, create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for (i) the Obligations; (ii) Indebtedness for standby letters of credit which have been, or may be from time to time in the future, issued to insurance or reinsurance cedants in the ordinary course of business; (iii) Indebtedness in connection with Hedge Agreements entered into in the ordinary course of business in order to hedge currency, commodity or interest rate risks, and not for purposes of speculation; (iv) Indebtedness which is incurred in connection with any Lien permitted under Section 8.3(n); (v) Indebtedness in connection with Total Return Equity Swaps, provided the total aggregate amount outstanding at any time does not exceed an amount equal to 10% of the Investment Portfolio of Max Bermuda; (vi) Indebtedness in connection with Permitted Guarantees; (vii) unsecured Indebtedness of Max US Holdings and its Subsidiaries not to exceed $150,000,000; (viii) Indebtedness of Max UK for standby letters of credit which have been, or may be from time to time in the future be, issued to provide funds at Lloyd’s to support Lloyd’s syndicate commitments of Max UK and its Subsidiaries; (ix) Indebtedness of Subsidiaries of IPC Holdings owing to IPC Holdings or to other Subsidiaries of IPC Holdings, provided that if such Indebtedness is owed by a Credit Party, such Indebtedness must be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent; and (x) unsecured Indebtedness not otherwise permitted by this Section 8.2 not to exceed at any time $75,000,000 in aggregate principal amount outstanding, provided that (x) such Indebtedness does not contain any measures of financial performance (however expressed and whether stated as a covenant, as a ratio, as a fixed threshold, as an event of default, as a mandatory prepayment provision, or otherwise) which, taken as a whole, are more restrictive than those measures of financial performance contained in this Agreement and (y) upon the incurrence thereof no Default or Event of Default would occur or exist.

Section 8.3 Liens. Not create or permit to exist, nor allow any of its Subsidiaries to create or permit to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, except for: (a) Liens for current taxes, assessments and governmental charges not delinquent or for taxes, assessments and governmental charge being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP or SAP, as appropriate, (b) zoning restrictions, easements, party wall agreements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material and adverse respect with the ordinary course of the business of such Person; (c) Liens, pledges or deposits incurred in connection with workers’ compensation, unemployment insurance, old-age pensions, retirement benefits laws or similar legislation or other forms of governmental insurance or benefits, Liens, pledges or deposits to secure public or statutory obligations and Liens, pledges or deposits pursuant to letters of credit or other security arrangements in connection with such insurance or benefits, (d) mechanics’, workers’, materialmen’s,

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custodian’s, landlord liens and other like Liens arising in the ordinary course of business in respect of obligations which are not delinquent for a period of not more than 60 days or which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP or SAP, as appropriate, (e) lease deposits, (f) Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or other similar rights or remedies existing solely with respect to cash and Cash Equivalents on deposit pursuant to standard banking arrangements to the extent not prohibited by the terms of any Credit Document, (g) Liens listed on Schedule 8.3 in effect on the Effective Date; (h) Liens on cash, Cash Equivalents and marketable securities (other than Collateral) pursuant to trusts or other security arrangements in connection with Reinsurance Agreements or Primary Policies and Liens securing Indebtedness permitted under Section 8.2(b)(ii); (i) Liens in connection with Indebtedness permitted under Section 8.2(b)(v); (j) Liens in connection with Indebtedness permitted under Section 8.2(b)(viii); (k) Liens securing reverse repurchase agreements and securities lending transactions in the ordinary course of business for liquidity purposes and in no event for a period exceeding 90 days in each case, (i) attachments, judgments and other similar Liens for sums not exceeding $35,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights); (l) attachments, judgments and other similar Liens for sums of $35,000,000 or more (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights) provided the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith and by appropriate proceedings and have been bonded off (m) Liens in favor of the Administrative Agent for the benefit of the Lenders; and (n) Liens in connection with Purchase Money Liens, any interest or title of a lessor in assets subject to any capital lease or operating lease and any other Lien securing Indebtedness (including Indebtedness of the Parent or Max Holdings with respect to letters of credit) in an aggregate amount not to exceed $75,000,000 (provided the aggregate amount of the Indebtedness of IPC Holdings or Max Holdings secured under this clause (n) shall not exceed $25,000,000); provided any Liens granted (other than pursuant to Section 8.3(m)) do not extend to any Collateral.

Section 8.4 [Reserved]

Section 8.5 Issuance of Preferred Stock. Not, and will not permit any of its Subsidiaries to, directly or indirectly issue, sell, assign, pledge, or otherwise encumber or dispose of any shares of its preferred or preference equity securities, or warrants, options or other rights for the purchase of any preferred or preference equity securities, or securities convertible into or exchangeable for any preferred or preference equity securities, except (a) (notwithstanding anything to the contrary in the Agreement or any other Credit Document) the issuance of preferred or preference equity securities (or any Equity Interests convertible into such preferred or preference equity securities or exchangeable for such preferred or preference equity securities) so long as (i) (x) no part of such preferred or preference equity securities matures or is mandatorily redeemable or subject to any mandatory repurchase requirement (in each case, whether on a scheduled basis or as a result of the occurrence of any event or circumstance) prior to the first anniversary of the Final Maturity Date or (y) all such preferred or preference equity securities are issued to and held by IPC Holdings and its Wholly Owned Subsidiaries and (ii)

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such preferred or preference equity securities do not contain any financial performance related covenants or incurrence covenants which restrict the operations of the issuer thereof and (b) in connection with any of IPC Holdings’ or any of its Subsidiaries’ compensation plans for its directors, officers and employees; provided that IPC Holdings may issue securities as described on Schedule 8.5.

Section 8.6 Investments. Not, and will not permit or cause any of their respective Subsidiaries to, make any investment not permitted by the investment policy of IPC Holdings as in effect on the Amalgamation Date for the management of its Investment Portfolio with such revisions thereto as are approved by the Board of Directors (or a committee thereof) of IPC Holdings from time to time.

Section 8.7 [Reserved]

Section 8.8 Transactions with Affiliates. Not, and will not permit any Subsidiary to, enter into, or cause, suffer or permit to exist, directly or indirectly, any arrangement, transaction or contract with any of its Affiliates other than: (a) Permitted Guarantees, (b) transactions between or among any of the Credit Parties and their Wholly Owned Subsidiaries, between or among any of such Wholly Owned Subsidiaries, or between or among any of the Credit Parties; or (c) any arrangement, transaction or contract with an Affiliates if such arrangement, transaction or contract is on an arm’s length basis.

Section 8.9 Restricted Payments. Not, and will not permit or cause any of Max Bermuda or the IPCRe Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Equity Interests, or purchase, redeem, retire, defease or otherwise acquire for value any shares of its Equity Interests, or set aside funds for any of the foregoing, except for: (a) any Subsidiary may declare and pay dividends on or make distributions to a Credit Party or to a Wholly Owned Subsidiary of a Credit Party or set aside funds for the foregoing; and (b) IPC Holdings may declare and pay dividends on, make distributions in respect of or repurchase, redeem, retire, defease or otherwise acquire its Equity Interests or set aside funds for the foregoing so long as no Default or Event of Default has occurred and is continuing before or after giving effect to the declaration or payment of such dividends, distributions, repurchases or other acquisitions.

Section 8.10 Lines of Business. Not, and will not permit or cause any of their respective Subsidiaries to, engage to any material extent in any business other than the reinsurance or insurance business and other businesses engaged in by the Credit Parties and their respective Subsidiaries on the Amalgamation Date or a business reasonably related or incidental thereto.

Section 8.11 Fiscal Year. Not, and will not permit or cause any of their respective Subsidiaries to, change the ending date of its fiscal year to a date other than December 31 unless (i) IPC Holdings shall have given the Administrative Agent written notice of its intention to change such ending date at least 45 days prior to the effective date thereof and (ii) prior to such effective date this Agreement shall have been amended to make any changes in the financial covenants and other terms and conditions to the extent necessary, in the reasonable determination of the Administrative Agent, to reflect the new fiscal year ending date.

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Section 8.12 Ratings. (i) Cause each of Max Bermuda and IPCRe Limited to maintain a Financial Strength Rating, either individually or on a group basis, at all times and (ii) not permit or cause the Financial Strength Rating of Max Bermuda and IPCRe Limited, either individually or on a group rating basis, to be lower than “B++” at any time.

Section 8.13 [Reserved]

Section 8.14 Limitation on Certain Restrictions. Not, and will not permit or cause any of IPCRe Limited or the IPCRe Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (a) the ability of IPC Holdings, Max Holdings, Max Bermuda, IPCRe Limited or any of the IPCRe Subsidiaries (each, a “Restricted Party”) to perform and comply with their respective obligations under the Credit Documents, or (b) the ability of any Restricted Party to make any dividend payment or other distribution in respect of its Equity Interests, to repay Indebtedness owed to any Restricted Party, to make loans or advances to any Restricted Party, or to transfer any of its assets or properties to any Restricted Party, except (in the case of clause (b) above only) for such restrictions or encumbrances existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable Requirements of Law, (iii) customary non-assignment provisions in leases and licenses of real or personal property entered into by any Restricted Party as lessee or licensee in the ordinary course of business, restricting the assignment or transfer thereof or of property that is the subject thereof, (iv) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Equity Interests of a Subsidiary) pending such sale, provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement, (v) restrictions imposed in connection with Indebtedness permitted under Section 8.2(a)(ii), 8.2(b)(ii), 8.2(b)(iv) and 8.2(b)(viii), provided that such restrictions are no more restrictive than those contained in this Agreement and such restrictions do not prohibit the Credit Parties from granting Liens to secure the Obligations under this Agreement, (vi) restrictions on Max Holdings and its Subsidiaries pursuant to the Max US Holdings Indenture, (vii) consolidated net worth covenants or restrictions on payment of dividends upon a default in connection with any Indebtedness incurred by Max Bermuda or IPCRe Limited under Section 8.2(b)(ii), and (ix) restrictions contained in the Credit Agreement dated as of December 21, 2006 between Max Bermuda and the Bank of Nova Scotia as in effect on the date of the Second Amendment; provided, however, that to the extent such restrictions violate the provisions of this Section 8.14, such restrictions are eliminated on or before December 20, 2009.

Section 8.15 Private Act. Not permit any Credit Party to be subject to a Private Act which, in the reasonable determination of the Administrative Agent, would be adverse in any material respect to the rights or interests of the Lenders.

Section 8.16 Custody Agreement. Not agree to any waiver or amendment of any Custody Agreement without first obtaining the prior written consent of the Administrative Agent, which shall not be unreasonably withheld or delayed.

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Section 9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) Non-Payment of Credit Extension. Default in the payment when due of any Reimbursement Obligation or any amount of principal on any Loan.

(b) Non-Payment of Interest, Fees, etc. Default, and continuance thereof for three (3) Business Days, in the payment when due of interest, fees or of any other amount payable hereunder or under the Credit Documents.

(c) Cross-Default. (i) The occurrence of an “Event of Default” (as such term is defined in the Max/BofA Credit Agreement), (ii) default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Indebtedness of, or guaranteed by, any Material Party if the aggregate amount of Indebtedness of such Material Party which is accelerated or due and payable, or which (subject to any applicable grace period) may be accelerated or otherwise become due and payable, by reason of such default or defaults is $35,000,000 or more, or (iii) default in the performance or observance of any obligation or condition with respect to any such other Indebtedness of, or guaranteed by, any Material Party if the effect of such default or defaults is to accelerate the maturity (subject to any applicable grace period) of any such Indebtedness of $35,000,000 or more in the aggregate or to permit the holder or holders of such Indebtedness of $35,000,000 or more in the aggregate, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

(d) Bankruptcy, Insolvency, etc. (i) Any Material Party becomes insolvent or unable to pay, or admits in writing its inability to pay, debts as they become due; (ii) there shall be commenced by or against any of such Persons any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, supervision, conservatorship, liquidation, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, rehabilitation, conservation, supervision, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, obligations or liabilities, or (B) seeking appointment of a receiver, trustee, custodian, rehabilitator, conservator, supervisor, liquidator or other similar official for it or for all or any substantial part of its assets, in each case which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) if filed against such Person, remains undismissed, undischarged or unstayed for a period of 60 days; (iii) there shall be commenced against any of such Persons any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (iv) any of such Persons shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause(ii) or (iii) above; or (v) any Governmental Authority shall issue any order of conservation, supervision or any other order of like effect relating to any of such Persons.

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(e) Financial Statements. Failure by IPC Holdings or any of its Subsidiaries to comply with the covenants set forth in Section 6.1 and continuance of such failure for five Business Days after notice thereof from the Administrative Agent.

(f) Specific Defaults. Failure by IPC Holdings or its Subsidiaries to comply with its covenants set forth in Section 2.13, 6.10(a), 6.10(b), 6.10(d), 7.1, 7.2, 8.1, 8.2, 8.3(h), 8.3(i), 8.3(m), 8.3(n), 8.9, 8.12, or 8.14.

(g) Investments. Failure by IPC Holdings or its Subsidiaries to comply with Section 8.6 and continuance of such failure for ten Business Days.

(h) Non-compliance With Other Provisions. Failure by any Credit Party to comply with or to perform any provision of this Agreement or any other Credit Document (and not constituting an Event of Default under any of the other provisions of this Section 9.1) and continuance of such failure for 30 days after notice thereof from the Administrative Agent to such Credit Party.

(i) Warranties and Representations. Any warranty or representation made by or on behalf of any Credit Party herein, in any Credit Document, or any schedule, certificate, financial statement, report, notice, or other instrument furnished in connection herewith or therewith shall prove to have been false or misleading in any material respect as of the time made, deemed made or furnished.

(j) Employee Benefit Plans. IPC Holdings or any of its Subsidiaries:

(i) maintains or administers any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA;

(ii) maintains or administers any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which IPC Holdings or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions;

(iii) has any liability with respect to any matter specified in the foregoing clauses (i) and (ii); or

(iv) (A) termination of a Foreign Pension Plan if, as a result of such termination, IPC Holdings or any of its Subsidiaries is required to make a contribution to such Foreign Pension Plan in excess of $35,000,000 or (B) a contribution failure with respect to any Foreign Pension Plan in excess of $35,000,000 occurs.

(k) Credit Documents. (i) Any Security Document, Guaranty or other Credit Document shall cease to be in full force and effect with respect to any Credit Party liable thereunder or any Credit Party liable thereunder shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of any Security Document, Guaranty or other Credit Document, (ii) any Security Document shall cease to give the Administrative Agent the Liens, rights, powers and privileges purported to be created thereby (including a first priority security interest in, and Lien on, all of the Collateral subject thereto, in favor of the

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Administrative Agent, superior to and prior to the rights of all third Persons and subject to no other Liens other than Liens permitted under Section 8.3(a)); (iii) any authorized Person acting by or on behalf of any Credit Party or any of their respective Subsidiaries shall deny in writing or disaffirm in writing the enforceability of any Security Document, Guaranty or other Credit Document, or (iv) the Custodian is in breach of any term of any Account Control Agreement and such breach continues for 30 days.

(l) Change in Control. A Change in Control occurs.

(m) Judgments. A final judgment or judgments which exceed an aggregate of $35,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights) shall be rendered against Max Holdings, Max Bermuda, IPC Holdings, IPCRe Limited or any of the IPCRe Subsidiaries and shall not have been discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of such judgment(s) or in any event not later than 5 days prior to the date of any proposed sale or such property thereunder.

(n) Regulatory Matters. Any Insurance Regulatory Authority or other Governmental Authority having jurisdiction shall issue any order of conservation, supervision, rehabilitation or liquidation or any other order of similar effect in respect of any Insurance Subsidiary; or any one or more Licenses of IPC Holdings or any of its Subsidiaries shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken by any Governmental Authority, and such suspension, limitation, termination, non-renewal or action, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

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